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                       June 6, 2024

       Robert A. Garechana
       Executive Vice President and Chief Financial Officer
       Equity Residential
       Two North Riverside Plaza
       Chicago, Illinois 60606

                                                        Re: Equity Residential
                                                            ERP Operating
Limited Partnership
                                                            Form 10-K for the
fiscal year ended December 31, 2023
                                                            Filed February 15,
2024
                                                            File No. 001-12252
                                                            File No. 000-24920

       Dear Robert A. Garechana:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction